Exhibit 99.1

        FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO'S SECOND QUARTER NET INCOME JUMPS 179%
DUE TO HIGHER PRODUCTION AND PRICES

2003 CAPITAL BUDGET INCREASED $35 MILLION, TO $355 MILLION

Quarterly Dividend Declared

        HOUSTON, TX—July 15, 2003—Pogo Producing Company ("PPP"—NYSE) recorded second quarter 2003 net income of $79,719,000, or $1.29 per share, on revenues of $295,599,000, compared to net income in the second quarter of 2002 totaling $28,618,000, or $0.51 per share, on revenues of $184,385,000. For the first half of 2003, Pogo's net income was $168,196,000, or $2.73 per share, on revenues of $606,353,000, compared to first half 2002 net income of $37,643,000, or $0.68 per share, on revenues of $327,295,000.

        Discretionary cash flow in the second quarter and the first half of 2003 was $160,561,000 and $355,902,000, respectively, compared to discretionary cash flow of $114,661,000 in the second quarter and $199,958,000 in the first half of 2002. Net cash provided by operating activities during the second quarter and first half of 2003 increased to $168,249,000 and $392,224,000, respectively, from $114,771,000 and $210,837,000 for the same time periods in 2002.

        Pogo's Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, "As a result of Pogo's very successful drilling program during the last couple of years, we are now enjoying record production rates for both crude oil and natural gas. Fortunately, this dovetails with a period of unusually favorable energy prices. Our challenge, and I believe we are up to it, is to continue the successful drilling."

CAPITAL BUDGET INCREASED 11%

        Pogo's Board of Directors today authorized an increase in the 2003 capital and exploration budget of $35 million, bringing the authorized budget to $355 million. Mr. Van Wagenen said, "The additional dollars will be directed to the drilling of at least six new high-potential Gulf of Mexico exploration prospects. The leases were acquired, in most cases, in the federal and Louisiana state lease sales held in 2002 and 2003."

BOTH PRODUCTION AND PRICES ARE HIGHER

        The Company's second quarter 2003 production of liquid hydrocarbons, including oil, condensate and plant products, rose to 69,137 barrels per day, up 35% from the same quarter of 2002. Natural gas production also rose, from 285.6 million cubic feet per day (mmcf/d) to 301.7 mmcf/d over that same time span. Natural gas prices averaged $4.48 per thousand cubic feet (mcf) in the quarter just concluded, up from $2.91/mcf in the second quarter of last year. Crude oil and condensate prices rose to an average of $27.44 per barrel in the second quarter, up from $24.29 per barrel in the same quarter one year ago.

THE GULF OF THAILAND

        Pogo had an active and productive second quarter in Thailand. Eighteen wells were drilled and 17 of them were successfully completed. One well was added in the Tantawan field and the rest targeted Benchamas, adding take points to the "C," "E" and "H" platforms. The "H" platform yielded some particularly impressive results, with the H-9 well encountering 552 feet of pay and the H-12 well finding 437 feet of pay.

        Early in the third quarter, Pogo is already drilling a wildcat well in the "Chongko" exploration area between Tantawan and Jarmjuree fields. Seven development wells will follow immediately on the Benchamas "D" platform area. Following the completion of some rig repairs ashore, the second drilling rig will return to Block B8/32 in late August to begin a six-well exploratory program, including wells in Chaba, Maliwan and Jarmjuree and, we hope, the Block 9-A area east of Tantawan field.

        The first three of the eight production platforms that were ordered last year are in the yards and are about 50% completed. Five more platforms will begin the fabrication process over the next few months as the first three are finished.

THE GULF OF MEXICO

        The Company has a very interesting drilling program planned for the second half of 2003, with at least six exploratory tests slated in the Main Pass, Eugene Island and Ewing Bank areas of the outercontinental shelf. The third quarter should see the spudding of natural gas tests at Eugene Island Block 250 and Main Pass Block 128, and the drilling of a crude oil prospect on Ewing Bank Block 830. Each of those exploratory wells will be solely owned by Pogo, drilled on recently acquired leases.

THE DOMESTIC ONSHORE AREAS

        Pogo has enjoyed remarkable success in its domestic divisions during the quarter just completed. The seven successful wells drilled in the onshore Gulf Coast area included four Los Mogotes field wells in Zapata County, including the 100%-owned State Quatro Cattle No. 1, initially producing at 3 mmcf/d, and the 70-75% owned Haynes Nos. 85, 89 and 86 wells, which produce 4 mmcf/d, 5 mmcf/d and 6 mmcf/d, respectively.

        In the Permian Basin, the Company participated in 32 second quarter wells, all of which were successful and half of which were drilled on the lower interest Spraberry Aldwell field. The more significant second quarter Permian Basin wells feature five new Eddy County, New Mexico wells including two 100%-owned Brushy Canyon wells at Livingston Ridge field, the L.R. No. 18-4 producing 350 barrels per day, and the Mills No. 19-1 which produces 320 barrels per day. There are two nice wells at the 50%-owned Lost Tank field, the Nos. 3-11 and 3-12 which produce 115 and 240 barrels per day respectively. There are at least three positively identified well locations to be drilled soon at each of the Lost Tank and Livingston Ridge fields. Pogo is particularly pleased with the 67%-owned Pecos No. 32-1 well which tested at over 10 mmcf/d from the Lower Morrow, and is conservatively being produced at 5 mmcf/d. The nearby Pecos No. 32-2 well is already being drilled.

        There has been a lot of shallow second quarter drilling to the shallow Lower Fort Union horizons at Madden field in the Wind River Basin in central Wyoming, a field where Pogo owns approximately 11%. On June 19, the operator of Madden field announced that it had shut in the Lost Cabin gas plant to study the gathering system and make necessary repairs. That plant treats and processes the deeper Madison formation production. The shut-in effectively reduced Pogo's net production from Madden by about 20 mmcf/d. About one-fourth of that production was restored on June 30. The operator is continuing to study and make repairs as necessary.

HUNGARY DRILLING PROGRAM TO START

        The first few wells of a nine well 2003-2004 exploratory drilling program in Hungary are set to begin by August 1. Pogo is the operator and 100%-owner of some 780,000 license acres in central and southern Hungary. At least two wells in the Tompa license area and two more in the central Hungary Szolnok area will be drilled in 2003. Permitting continues on these and future drilling prospects in a continuous program which should carry over into next year.

POGO RETIRES NOTES

        Pogo announced, during the second quarter, the redemption of $115 million of 5 1/2% convertible notes. Shortly after the quarter ended, Pogo retired those convertible notes utilizing a combination of approximately one million shares of stock, issued upon conversion of the notes, plus the payment of about $74 million in cash. In addition, Pogo has now called for redemption of a $100 million issue of 8 3/4% senior subordinated notes due 2007. Mr. Van Wagenen noted, "Pogo is proud of its balance sheet. It is already very strong, and it is still improving."

QUARTERLY DIVIDEND DECLARED

        The Board of Directors today declared a dividend of $0.05 (five cents) per share of common stock to be paid August 15, 2003, to shareholders of record as of August 1, 2003.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Natural gas
Price per Mcf	$4.48	$2.91	$4.56	$2.79
Production (sales), Mcf per day	301,704	285,577	303,219	274,850
Crude Oil and Condensate
Price per barrel	$27.44	$24.29	$29.66	$22.29
Production, barrels per day	65,670	46,374	64,383	44,976
Sales, barrels per day	66,744	46,398	63,444	44,067
Total liquids
Production, barrels per day	69,137	51,400	68,373	49,299
Sales, barrels per day	70,211	51,424	67,434	48,390
A summary of unaudited results follows, stated in thousands, except per share amounts
Revenues:
Oil and gas	$295,530	$185,241	$605,397	$327,538
Other	69	(856)	956	(243)

	$295,599	$184,385	$606,353	$327,295

Income before cumulative effect of change in accounting principle	$79,719	$28,618	$172,362	$37,643
Cumulative effect of change in accounting principle	—	—	(4,166)	—

Net income	$79,719	$28,618	$168,196	$37,643

Earnings (loss) per share:
Basic—
Income before cumulative effect of change in accounting principle	$1.29	$0.51	$2.80	$0.68
Cumulative effect of change in accounting principle	$—	$—	$(0.07)	$—

Net Income	$1.29	$0.51	$2.73	$0.68

Diluted—
Income before cumulative effect of change in accounting principle	$1.24	$0.48	$2.67	$0.66
Cumulative effect of change in accounting principle	—	$—	$(0.06)	$—

Net Income	$1.24	$0.48	$2.61	$0.66

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company's ability to internally fund exploration and development activities and to service or incur debt. Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity. The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses. Other companies may define discretionary cash flow differently. A reconciliation to net cash provided by operating activities is shown below:

Net cash provided by operating activities	$168,249	$114,771	$392,224	$210,837
Remove changes in operating assets and liabilities	(9,515)	(1,462)	(39,981)	(12,055)
Add back exploration expenses	1,827	1,352	3,659	1,176

Discretionary cash flow	$160,561	$114,661	$355,902	$199,958

        Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 77 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 684,800 gross leasehold acres in major oil and gas provinces in the United States, approximately 714,000 gross acres in the Gulf of Thailand, approximately 781,800 gross acres in Hungary, approximately 113,000 gross acres in the United Kingdom North Sea and approximately 81,000 gross acres in the Denmark North Sea. Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PPP".

        Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management's current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo's operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo's reports filed with the Securities and Exchange Commission. Pogo disclaims any responsibility to update these forward-looking statements.

        There will be a financial analyst telephone conference call on Tuesday, July 15, 2003 at 2:30 p.m. CDT. The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com. A rebroadcast will be available at that website through October 13, 2003. Microsoft Media Player is required to access the webcast. It can be downloaded from www.microsoft.com/windows/windowsmedia/.